Exhibit 3.1

AMENDMENT NO. 9 TO FIRST AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP OF WESTERN GAS PARTNERS, LP

This Amendment No. 9 to First Amended and Restated Agreement of Limited Partnership of Western Gas Partners, LP (this “Amendment”) is made as of the 12th day of December, 2012, by Western Gas Holdings, LLC, a Delaware limited liability company (the “General Partner”), in accordance with Article XIII of the Partnership Agreement (as such capitalized terms are defined below).

R E C I T A L S

A. The General Partner is the sole general partner of Western Gas Partners, LP, a Delaware limited partnership (the “Partnership”) that is governed by the First Amended and Restated Agreement of Limited Partnership dated as of May 14, 2008 (as previously amended by Amendments No. 1, 2, 3, 4, 5, 6, 7 and 8 thereto, the “Partnership Agreement”). Capitalized terms used but not defined herein are used as defined in the Partnership Agreement.

B. The General Partner has determined that this Amendment will not adversely affect the Limited Partners in any material respect.

C. Acting pursuant to the power and authority granted to it under Section 13.1(d) of the Partnership Agreement, the General Partner has determined that this Amendment does not require the approval of any Partner.

AGREEMENT

NOW, THEREFORE, the Partnership Agreement is hereby amended as follows:

1. Section 1.1. The definition of “Special Committee” in Section 1.1 is hereby deleted in its entirety and replaced in full as follows:

““Special Committee” means a committee of the Board of Directors of the General Partner composed entirely of two or more directors, each of whom (a) is not a security holder, officer or employee of the General Partner, (b) is not an officer, director or employee of any Affiliate of the General Partner, including the WGPGP, (c) is not a holder of any ownership interest in the Partnership Group other than Common Units or Derivative Instruments granted pursuant to one or more long-term incentive plans adopted by the General Partner, or a holder of any ownership interest in the WGP Group other than common units in WGP, and (d) meets the independence standards required of directors who serve on an audit committee of a board of directors established by the Securities Exchange Act and the rules and regulations of the Commission thereunder and by the National Securities Exchange on which the Common Units are listed or admitted to trading; provided that, in the cases of clauses (a) and (c) above, a director that is a member of the Special Committee may not beneficially own common units of WGP with an aggregate fair market value that exceeds the aggregate fair market value of such director’s interests in the Partnership (including, for the avoidance of doubt, Derivative Instruments granted pursuant to any long-term incentive plans adopted by the General Partner), in each case calculated as of December 31 prior to such director’s appointment or annual re-appointment to the Special Committee; provided, however, that if a director does not meet the qualifications to serve on the Special Committee solely as a result of his or her failure to satisfy the ownership restriction set forth above, such director will be deemed to meet such qualifications if he or she satisfies such ownership restriction as of the date the Special Committee acts to approve or disapprove of any matter.”

2. Section 1.1. The following definitions are hereby added to Section 1.1:

““Derivative Instruments” means options, right, warrants, appreciation rights, tracking, profit and phantom interests and other derivative instruments relating to, convertible into or exchangeable for Partnership Interests.

“WGP” means Western Gas Equity Partners, LP, a Delaware limited partnership.

“WGPGP” means Western Gas Equity Holdings, LLC, a Delaware limited liability company and the general partner of WGP.

“WGP Group” means WGP and its subsidiaries, excluding the Partnership Group.”

3. Ratification. Except as expressly amended hereby, the Partnership Agreement is hereby ratified and confirmed, and shall continue in full force and effect.

4. Governing Law. This Amendment shall be construed in accordance with and governed by the laws of the State of Delaware.

[Signature page follows]

IN WITNESS WHEREOF, the General Partner has executed and delivered this Amendment in accordance with Section 13.1 of the Partnership Agreement, and as of the date first above written.

WESTERN GAS HOLDINGS, LLC, as General Partner

By:	/s/ Donald R. Sinclair
Name:	Donald R. Sinclair
Title:	President and Chief Executive Officer